Exhibit 99.1

DATE: Aug. 5, 2015

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan (539) 573-4944	David Sullivan (539) 573-9360

WPX Energy Reports 2Q Results

• Liquids Production at All-Time High

• Oil Production Up 38% vs. 2Q 2014

• Costs Continue to Trend Lower

• RKI Acquisition Nearing Close

• Delevering Targets Established; Activity Under Way

TULSA, Okla. – WPX Energy’s (NYSE: WPX) second-quarter 2015 results reflect 38 percent growth in oil volumes vs. a year ago as the company successfully executes on the transition of its historically gas-weighted portfolio to more oil production and more oil inventory.

Total liquids production hit a new high for the company, averaging 52,400 barrels per day in the second quarter. Oil and natural gas liquids (NGL) volumes accounted for 32 percent of the company’s overall production and 57 percent of product revenues.

Second-quarter 2015 reported financial results reflect higher liquids production, a gain on the sale of transportation contracts in the Northeast and a 16 percent decrease in cash operating expenses, excluding exploration and DD&A expense, vs. a year ago.

These benefits were offset by a 42 percent decrease in product revenues from significantly lower commodity prices and a net loss on derivatives that reflect non-cash changes to the fair value of WPX’s hedging positions.

“WPX today and WPX a year ago are as different as night and day. Positive change can be seen across the organization, our performance and the makeup of our portfolio,” said Rick Muncrief, president and chief executive officer.

“In many respects, we’re building a brand new company, particularly as we add decades of new drilling opportunities through our transformative transaction to enter the Permian Basin.

“We look forward to continuing our great momentum and solidifying our premier position in the western United States as we drive high-margin oil growth,” Muncrief added.

RKI ACQUISITION NEARING CLOSE

As announced in July, WPX entered into a transformative transaction to acquire privately held RKI Exploration & Production LLC, which is consistent with the company’s strategy to maximize returns on capital, increase cash margins and grow oil production. Upon closing, the acquisition will increase WPX’s drilling inventory in oil basins to approximately 4,600 locations.

RKI’s assets in the liquids-rich Permian Basin include:

•	Approximately 22,000 boe/d of existing production;

•	Approximately 92,000 net acres in the core of the Permian’s Delaware Basin;

•	More than 3,600 gross risked drilling locations across stacked pay intervals; and

•	More than 375 miles of scalable gas gathering and water infrastructure.

The Permian Basin is characterized by numerous stacked reservoirs, extensive production history, long-lived reserves and high drilling success rates.

As previously announced, WPX recently completed successful offerings of long-term debt, common stock and mandatory convertible preferred stock in support of its acquisition of RKI.

WPX intends to use the net proceeds from the offerings, cash on hand and borrowings under its revolving credit facility to close the transaction with RKI in mid-August.

Activity to delever and reestablish the company’s balance sheet strength that afforded it the opportunity to execute the RKI transaction is under way. WPX is targeting $400-$500 million in asset divestitures by the end of 2015 and another $400-$500 million in 2016.

QUARTERLY AND FIRST HALF FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $30 million for second-quarter 2015, or a loss of $0.14 per share on a diluted basis, compared with a net loss of $135 million, or a loss of $0.66 per share, in the same period a year ago.

For the first six months of 2015, WPX reported unaudited net income attributable to WPX Energy of $37 million, or income of $0.18 per share on a diluted basis, compared with a net loss of $117 million, or a loss of $0.58 per share, for the same period in 2014.

Second-quarter 2015 results were primarily impacted by significantly lower commodity prices and a net unrealized derivatives loss related to the company’s hedging positions, partially offset by the benefit of higher oil and NGL volumes and lower expenses. Total product revenues in the second quarter and the first half of 2015 were both 42 percent lower than the same periods a year ago.

Results for the second quarter of 2015 also included a $209 million pre-tax gain on an asset sale, while results from second-quarter 2014 were impacted by a $195 million before-tax loss associated with the sale of certain working interests.

Continuing operations attributable to WPX Energy was a net loss of $23 million in second-quarter 2015, or a loss of $0.12 per share on a diluted basis, compared with a net loss of $144 million in the same period a year ago, or a loss of $0.71 per share.

For the first six months of 2015, WPX reported an unaudited net loss from continuing operations attributable to WPX Energy of $1 million, or a loss of $0.01 per share on a diluted basis, compared with a net loss of $144 million, or a loss of $0.71 per share, for the first half of 2014.

Excluding unrealized mark-to-market gains (losses), gains and losses on asset sales, impairments, contract termination and early rig release expenses, severance and relocation costs, and acquisition costs, WPX had an adjusted loss from continuing operations of $22 million, or a loss of $0.11 per share on a diluted basis, for second-quarter 2015. A year ago, WPX had adjusted income from continuing operations of $6 million, or income of $0.03 per share, in the same period. Total product revenues decreased $213 million in the 2015 period vs. the 2014 period. A reconciliation accompanies this press release.

For the first six months of 2015, WPX had an adjusted loss from continuing operations of $3 million, or a loss of $0.02 per share on a diluted basis, compared with adjusted income of $32 million, or income of $0.16 per share, for the first six months of 2014. Despite total product revenues declining by $433 million in the first half of 2015 vs. the same period a year ago, WPX’s adjusted results from continuing operations declined by only $35 million. A reconciliation accompanies this press release.

The weighted average gross sales price – prior to revenue deductions – for natural gas was $2.40 per Mcf in second-quarter 2015, down 40 percent compared with $4.03 per Mcf a year ago.

The weighted average gross sales price – prior to revenue deductions – for oil was $49.64 per barrel in second-quarter 2015, down 44 percent compared with $88.94 per barrel a year ago.

The weighted average gross sales price – prior to revenue deductions – for NGL was $20.40 per barrel in second-quarter 2015, down 54 percent compared with $44.18 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for second-quarter 2015 was $222 million compared with $253 million for the same period in 2014.

For the first six months of 2015, WPX’s adjusted EBITDAX was $474 million compared with $530 million for the same period in 2014.

The benefit of higher oil volumes in second-quarter 2015 was more than offset by the impact of lower net realized average prices for all of the company’s products, which drove a 42 percent reduction in product revenue.

EBITDAX (non-GAAP)	Second Quarter		YTD
	2015	2014	2015	2014
	millions	millions	millions	millions
Net income (loss)	($30)	($133)	$38	($114)
Interest expense	$32	$28	$65	$57
Provision (benefit) for income taxes	($14)	($82)	($1)	($69)
Depreciation, depletion and amortization	$227	$202	$443	$395
Exploration expenses	$6	$54	$13	$69

EBITDAX	$221	$69	$558	$338

Loss on sale of working interests in the Piceance Basin	—	$195	—	$195
Net gain on sales of assets	($209)	—	($278)	—
Net (gain) loss on derivatives	$71	$17	($34)	$212
Net cash received (paid) related to settlement of derivatives	$132	($17)	$267	($185)
(Income) loss from discontinued operations	$7	($11)	($39)	($30)

Adjusted EBITDAX	$222	$253	$474	$530

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for gain (loss) on asset sales, net (gain) loss on derivatives, net cash received (paid) on settlement of derivatives, and (income) loss from discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall second-quarter 2015 production was 164.8 Mboe/d, or 989 MMcfe/d, compared with 173.4 Mboe/d, or 1,040 MMcfe/d, in second-quarter 2014 which included certain Piceance and Marcellus volumes that have since been divested.

After adjusting for 108 MMcfe/d of Piceance and Marcellus volumes in second-quarter 2014 that have since been divested, WPX’s overall equivalent volumes would have increased 6 percent in second-quarter 2015 vs. a year ago.

Average Daily Production	2Q			1Q Sequential
	2015	2014	Change	2015	Change
Natural gas (MMcf/d)
Piceance Basin	511	584	-13%	529	-3%
Appalachian Basin	20	88	-77%	39	-49%
San Juan Basin	126	107	18%	118	7%
Other	18	12	50%	19	-5%

Subtotal (MMcf/d)	675	791	-15%	705	-4%

Oil (Mbbl/d)
Williston Basin	22.6	18.8	20%	24.9	-9%
San Juan Basin	8.5	3.0	183%	8.1	5%
Piceance Basin	1.6	1.9	-16%	1.6	0%
Other	0.0	0.0	n/a	0.0	n/a

Subtotal (Mbbl/d)	32.7	23.7	38%	34.6	-5%

NGLs (Mbbl/d)
Piceance	14.5	15.8	-8%	12.7	14%
Other	5.2	2.1	148%	4.2	24%

Subtotal (Mbbl/d)	19.7	17.9	10%	16.9	17%
Total Production (MMcfe/d)	989	1,040	-5%	1,014	-2%

Total Production (Mboe/d)	164.8	173.4	-5%	169.1	-2%

Powder River and International volumes are excluded and reported as discontinued operations

WPX continues to post double-digit oil production growth, up 38 percent from 23,700 barrels per day a year ago to 32,700 barrels per day in second-quarter 2015. Sequential quarter performance was impacted by delaying completions in the Williston Basin.

Total liquids production during the quarter averaged 52,400 barrels per day, which is a new high at WPX. Oil and NGL volumes accounted for 32 percent of the company’s overall production. Oil alone accounted for 20 percent of total production, up 6 percent vs. a year ago.

Second-quarter 2015 natural gas production was 675 MMcf/d compared with 791 MMcf/d a year ago which included certain volumes that have since been divested. Development activity in the Piceance Basin during 2015 also is significantly lower than in 2014 when WPX averaged nine rigs in the basin.

NGL volumes were 19,700 barrels per day in second-quarter 2015, up 17 percent vs. the most recent quarter and 10 percent higher than the same period a year ago. The ethane recovery rate was 27 percent in second-quarter 2015 vs. 17 percent in first-quarter 2015. Higher recoveries at the Meeker plant in Colorado and higher production in the Gallup oil play drove the increase.

CASH OPERATING EXPENSE

WPX’s cash operating expenses – excluding exploration expense and DD&A – decreased 16 percent from $240 million a year ago to $202 million in second-quarter 2015.

WPX’s lease and facility operating expenses decreased 14 percent from $59 million a year ago to $51 million in second-quarter 2015 resulting from lower natural gas volumes associated with the prior sale of certain Piceance and Marcellus volumes.

Gathering, processing and transportation charges decreased 12 percent from $78 million a year ago to $69 million in second-quarter 2015. The decrease is primarily attributable to lower gas volumes. WPX also continues to expand its water, oil and gas gathering system in the San Juan Basin.

Taxes other than income decreased 42 percent from $33 million a year ago to $19 million in second-quarter 2015. This is primarily due to lower commodity prices and decreased natural gas volumes, partially offset by higher oil volumes.

General and administrative expenses decreased 10 percent from $70 million a year ago to $63 million in second-quarter 2015 primarily from structural improvements WPX made in its labor costs.

Second-quarter 2015 G&A included approximately $7 million in severance costs associated with workforce reductions and relocation costs for an office consolidation. Minus relocation and severance costs in 2015 and early-exit costs in 2014, G&A expense decreased approximately 18 percent vs. a year ago.

DD&A EXPENSE

Depreciation, depletion and amortization expense increased 12 percent from $202 million a year ago to $227 million in second-quarter 2015 as a result of higher oil production volumes and an increase in the DD&A rate. As required by generally accepted accounting principles (GAAP), WPX lowered the reserves base used in the calculation of the company’s DD&A rate to reflect the impact of a decrease in 12-month historical average commodity prices.

DEVELOPMENT ACTIVITY SUMMARY

During second-quarter 2015, WPX participated in the completion of 56 gross (41 net) wells, including 28 in the Piceance Basin, 15 in the San Juan Gallup oil play, three in the Williston Basin and 10 gross non-operated wells.

For the first half of 2015, WPX participated in the completion of 110 gross (87 net) wells, including 48 in the Piceance, 30 in the San Juan Gallup oil play, 12 in the Williston Basin and 20 gross non-operated wells.

Drilling activity during second-quarter 2015 was comprised of 48 gross (33 net) spuds, including 14 gross (nine net) in the Piceance, 18 gross (18 net) in the San Juan Basin including 16 Gallup oil wells, seven gross (six net) in the Williston Basin and nine gross non-operated wells.

WPX’s first-half capital expenditure activity was $435 million, including $138 million in second-quarter 2015.

WPX continues to proceed with plans to add two rigs in the Williston Basin this year. One rig is moving onto location in mid-August. The second rig is scheduled to deploy in November. Both rigs are on well-to-well contracts. WPX also is resuming completions on an inventory of 14 Williston wells that were previously drilled but not completed.

Funding for additional Williston activity primarily is derived by redeploying cost savings the company is incurring and reallocating capital from its Piceance Basin operations to its Williston development.

CORE BASIN HIGHLIGHTS

As previously announced, WPX is now recognizing a blended type curve of approximately 750 Mboe for its wells in the Middle Bakken and Three Forks formations in the Williston Basin, up 25 percent per well from previous estimates of 600 Mboe.

During the second quarter, WPX also continued to lower its D&C and operating costs in the Williston. WPX began using coil tubing drill outs that result in savings of approximately $145,000 per well and awarded a generator rental contract for its Tri-Unit pad that will result in annual savings of roughly $1.3 million. WPX’s lease operating expense in the basin is down 29 percent to $6.11 per Boe vs. a year ago.

In the San Juan Gallup oil play, WPX drilled two wells in 7.9 days each to set a new mark for the company’s fastest drilling time in the basin. The company also drilled three laterals in excess of 13,000 feet, with one reaching nearly 15,400 feet which is the longest lateral drilled to date in the entire play.

WPX also completed the purchase of another 14,300 acres in the Gallup oil window as previously announced. The company now owns or controls approximately 100,000 acres in the core of the Gallup oil window where it has spud more than 100 wells following a successful discovery in early 2013.

WPX continues to build out an oil, gas and water gathering system for its Gallup development. WPX added 34 miles of pipeline to the system during second-quarter 2015. Total pipeline built to date is 166 miles.

In the Piceance Basin, WPX completed one Niobrara well in the second quarter and is scheduled to complete three more Niobrara wells prior to year-end. One of the wells being completed is the company’s first two-mile Niobrara lateral. Prior Niobrara laterals were in the 4,200-6,000 foot range.

WPX is testing tailored well density and frac designs in the Piceance Valley and Ryan Gulch areas. The goal is to achieve rates of return that are competitive with the company’s oil returns. Additionally, WPX’s lifting cost in the Piceance is down 6 percent this year to $0.21/Mcfe vs. its average in 2014 despite an 8 percent decline in production during the first half of 2015 due to reduced development activity.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first half of 2015 was $430 million vs. $520 million for the same period a year ago which benefited from higher commodity prices.

At June 30, 2015, WPX had approximately $317 million in unrestricted cash and cash equivalents, including proceeds from the sale of a package of Marcellus Shale marketing contracts that closed in May.

WPX’s total liquidity as of June 30, 2015, was approximately $1.8 billion including its revolver capacity.

Subsequent to June 30, 2015, WPX amended its revolving credit facility and increased its total commitments from $1.5 billion to $1.75 billion. The amendment to the credit facility modified, among other things, the existing financial covenants in a manner that enhances the company’s liquidity position on a go-forward basis.

In addition, the company also received approximately $1.6 billion in net proceeds from the issuance of debt, common stock and mandatory convertible preferred stock subsequent to the close of the second quarter.

WPX intends to use the proceeds from the recent offerings, cash on hand and borrowings under its revolving credit facility to finance the acquisition of RKI Exploration & Production, LLC and to pay related fees and expenses.

GUIDANCE UPDATE

Including the impact of the pending acquisition of RKI Exploration & Production, WPX is raising its full-year 2015 production guidance to a range of 163-168 Mboe/d on a pro forma basis, up from its previous estimate of 152-160 Mboe/d on a standalone basis.

Given the anticipated capital activity in the Permian Basin, WPX is now forecasting 2015 capital spending of $825-$925 million on a pro forma basis, up from its previous forecast of $675-$775 million on a standalone basis.

Further details about WPX’s full-year 2015 pro forma guidance are available in the second-quarter slide deck available for download at www.wpxenergy.com.

THURSDAY CONFERENCE CALL

WPX management will discuss its second-quarter 2015 results during a webcast on Thursday morning, Aug. 6, beginning at 10 a.m. Eastern. Participants can access the event at www.wpxenergy.com. The slides for the webcast are available for download at the same website.

A limited number of phone lines also will be available at (866) 558-8927. International callers should dial (678) 967-4440. The conference identification code is 87469102. A replay of the webcast will be available on WPX’s website for one year following the event.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Rick Muncrief is scheduled to present at the Enercom Oil and Gas Conference on Tuesday, Aug. 18. Muncrief’s presentation is scheduled to begin at approximately 10:25 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to view the webcast and the company’s presentation.

Form 10-Q

WPX plans to file its second-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has reported double-digit oil volume growth in each of the past three years and operates more than 5,000 natural gas wells. WPX is reshaping its portfolio through more than $4 billion of acquisitions and divestitures.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$317	$262	$201	$222	$1,002	$167	$127	$294
Oil and condensate sales	149	194	199	182	724	117	145	262
Natural gas liquid sales	61	54	53	37	205	23	25	48

Total product revenues	527	510	453	441	1,931	307	297	604
Gas management	561	231	145	183	1,120	158	57	215
Net gain (loss) on derivatives	(195)	(17)	148	498	434	105	(71)	34
Other	1	3	1	3	8	2	1	3

Total revenues	894	727	747	1,125	3,493	572	284	856

Costs and expenses:
Lease and facility operating	60	59	63	62	244	57	51	108
Gathering, processing and transportation	89	78	82	79	328	73	69	142
Taxes other than income	35	33	32	26	126	22	19	41
Gas management, including charges for unutilized pipeline capacity	391	233	164	199	987	109	59	168
Exploration	15	54	28	76	173	7	6	13
Depreciation, depletion and amortization	193	202	201	214	810	216	227	443
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	20	20	—	—	—
Net (gain) loss on sales of assets	—	—	—	—	—	(69)	(209)	(278)
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—	—	—
General and administrative	67	70	71	63	271	64	63	127
Other-net	2	1	3	6	12	26	5	31

Total costs and expenses	852	925	645	745	3,167	505	290	795

Operating income (loss)	42	(198)	102	380	326	67	(6)	61

Interest expense	(29)	(28)	(31)	(35)	(123)	(33)	(32)	(65)
Investment income and other	—	—	—	1	1	1	1	2

Income (loss) from continuing operations before income taxes	$13	$(226)	$71	$346	$204	$35	$(37)	$(2)

Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(1)

Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(1)
Income (loss) from discontinued operations	19	11	20	(8)	42	46	(7)	39

Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$38
Less: Net income (loss) attributable to noncontrolling interests	1	2	4	—	7	1	—	1

Net income (loss) attributable to WPX Energy, Inc.	$18	$(135)	$62	$219	$164	$67	$(30)	$37

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(1)
Income (loss) from discontinued operations	18	9	16	(8)	35	45	(7)	38

Net income (loss)	$18	$(135)	$62	$219	$164	$67	$(30)	$37

Summary of Production Volumes (1)
Natural gas (MMcf)	71,531	71,972	68,614	68,270	280,386	63,476	61,388	124,865
Oil (MBbls)	1,737	2,159	2,373	2,975	9,244	3,117	2,975	6,092
Natural gas liquids (MBbls)	1,587	1,625	1,574	1,464	6,250	1,518	1,791	3,310
Combined equivalent volumes (MMcfe) (2)	91,475	94,680	92,295	94,902	373,352	91,291	89,985	181,276
Combined equivalent volumes (MBoe) (3)	15,246	15,780	15,383	15,817	62,225	15,215	14,998	30,213

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.
(3)	MMcfe is converted to MBoe using the ratio of one barrel to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Natural gas (per Mcf)	$4.42	$3.66	$2.92	$3.25	$3.57	$2.62	$2.08	$2.35
Oil (per barrel)	$86.24	$89.24	$84.11	$61.14	$78.32	$37.64	$48.60	$42.99
Natural gas liquids (per barrel)	$38.27	$33.58	$33.64	$25.04	$32.79	$15.40	$13.76	$14.51

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$3.99	$3.75	$4.05	$3.90	$3.92	$3.73	$3.39	$3.56
Gathering, processing and transportation	$5.81	$4.99	$5.32	$5.00	$5.28	$4.80	$4.61	$4.71
Taxes other than income	$2.27	$2.11	$2.09	$1.62	$2.02	$1.45	$1.23	$1.34
Depreciation, depletion and amortization	$12.67	$12.79	$13.09	$13.52	$13.02	$14.21	$15.14	$14.67
General and administrative	$4.42	$4.40	$4.61	$4.01	$4.35	$4.21	$4.21	$4.21

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$—	$(144)	$46	$227	$129	$22	$(23)	$(1)

Income (loss) from continuing operations - diluted earnings per share	$—	$(0.71)	$0.23	$1.10	$0.62	$0.11	$(0.12)	$(0.01)

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves and leasehold (1)	$—	$—	$—	$20	$20	$—	$—	$—
Impairments- exploratory related	$—	$40	$22	$67	$129	$—	$—	$—
Loss on sale of working interests in the Piceance Basin	$—	$195	$1	$—	$196	$—	$—	$—
Net gain on sales of assets	$—	$—	$—	$—	$—	$(69)	$(209)	$(278)
Expense related to Early Exit Program	$—	$2	$8	$—	$10	$—	$—	$—
Contract termination and early rig release expenses	$—	$—	$6	$6	$12	$26	$—	$26
Assignment of natural gas storage commitment	$—	$—	$—	$14	$14	$—	$—	$—
Costs related to severance and relocation	$—	$—	$—	$—	$—	$8	$7	$15
Costs related to acquisition	$—	$—	$—	$—	$—	$—	$1	$1
Unrealized MTM (gain) loss	$27	$—	$(133)	$(453)	$(559)	$30	$203	$233

Total pre-tax adjustments	$27	$237	$(96)	$(346)	$(178)	$(5)	$2	$(3)

Less tax effect for above items	$(10)	$(87)	$35	$126	$64	$2	$(1)	$1

Impact of new state tax law in New York (net of federal benefit)	$9	$—	$—	$—	$9	$—	$—	$—

Total adjustments, after-tax	$26	$150	$(61)	$(220)	$(105)	$(3)	$1	$(2)

Adjusted income (loss) from continuing operations available to common stockholders	$26	$6	$(15)	$7	$24	$19	$(22)	$(3)

Adjusted diluted earnings (loss) per common share	$0.13	$0.03	$(0.07)	$0.03	$0.12	$0.09	$(0.11)	$(0.02)

Diluted weighted-average shares (millions)	205.2	202.7	207.5	206.3	206.3	205.9	205.0	204.6

(1)	These items are presented net of amounts attributable to noncontrolling interests.

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$38
Interest expense	29	28	31	35	123	33	32	65
Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(1)
Depreciation, depletion and amortization	193	202	201	214	810	216	227	443
Exploration expenses	15	54	28	76	173	7	6	13

EBITDAX	269	69	351	663	1,352	337	221	558

Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	—	20	20	—	—	—
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—	—	—
Net gain on sales of assets	—	—	—	—	—	(69)	(209)	(278)
Net (gain) loss on derivatives	195	17	(148)	(498)	(434)	(105)	71	(34)
Net cash received (paid) related to settlement of derivatives	(168)	(17)	15	45	(125)	135	132	267
(Income) loss from discontinued operations	(19)	(11)	(20)	8	(42)	(46)	7	(39)

Adjusted EBITDAX	$277	$253	$199	$238	$967	$252	$222	$474

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$127	$262	$294	$579
Oil and condensate sales	145	194	262	343
Natural gas liquid sales	25	54	48	115

Total product revenues	297	510	604	1,037
Gas management	57	231	215	792
Net gain (loss) on derivatives	(71)	(17)	34	(212)
Other	1	3	3	4

Total revenues	284	727	856	1,621
Costs and expenses:
Lease and facility operating	51	59	108	119
Gathering, processing and transportation	69	78	142	167
Taxes other than income	19	33	41	68
Gas management, including charges for unutilized pipeline capacity	59	233	168	624
Exploration	6	54	13	69
Depreciation, depletion and amortization	227	202	443	395
Net (gain) loss on sales of assets	(209)	—	(278)	—
Loss on sale of working interests in Piceance Basin	—	195	—	195
General and administrative	63	70	127	137
Other - net	5	1	31	3

Total costs and expenses	290	925	795	1,777

Operating income (loss)	(6)	(198)	61	(156)
Interest expense	(32)	(28)	(65)	(57)
Investment income and other	1	—	2	—

Income (loss) from continuing operations before income taxes	(37)	(226)	(2)	(213)
Provision (benefit) for income taxes	(14)	(82)	(1)	(69)

Income (loss) from continuing operations	(23)	(144)	(1)	(144)
Income (loss) from discontinued operations	(7)	11	39	30

Net income (loss)	(30)	(133)	38	(114)
Less: Net income (loss) attributable to noncontrolling interests	—	2	1	3

Net income (loss) attributable to WPX Energy, Inc.	$(30)	$(135)	$37	$(117)

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$(23)	$(144)	$(1)	$(144)
Income (loss) from discontinued operations	(7)	9	38	27

Net income (loss)	$(30)	$(135)	$37	$(117)

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.12)	$(0.71)	$(0.01)	$(0.71)
Income (loss) from discontinued operations	(0.02)	0.05	0.19	0.13

Net income (loss)	$(0.14)	$(0.66)	$0.18	$(0.58)

Weighted-average shares (millions)	205.0	202.7	204.6	202.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$317	$41
Accounts receivable, net of allowance of $7 million as of June 30, 2015 and $6 million as of December 31, 2014	280	459
Derivative assets	260	498
Inventories	48	45
Margin deposits	7	27
Assets classified as held for sale	127	773
Other	28	26

Total current assets	1,067	1,869
Properties and equipment (successful efforts method of accounting)	12,158	11,753
Less: Accumulated depreciation, depletion and amortization	(5,340)	(4,911)

Properties and equipment, net	6,818	6,842
Derivative assets	32	38
Other noncurrent assets	45	49

Total assets	$7,962	$8,798

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$339	$712
Accrued and other current liabilities	169	177
Liabilities associated with assets held for sale	47	132
Deferred income taxes	149	151
Derivative liabilities	26	37

Total current liabilities	730	1,209
Deferred income taxes	611	621
Long-term debt	2,000	2,280
Derivative liabilities	5	5
Asset retirement obligations	208	198
Other noncurrent liabilities	41	57

Equity:
Stockholders' equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 205.2 million shares issued at June 30, 2015 and 203.7 million shares issued at December 31, 2014)	2	2
Additional paid-in-capital	5,572	5,562
Accumulated deficit	(1,207)	(1,244)
Accumulated other comprehensive income (loss)	—	(1)

Total stockholders' equity	4,367	4,319
Noncontrolling interests in consolidated subsidiaries	—	109

Total equity	4,367	4,428

Total liabilities and equity	$7,962	$8,798

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30,
	2015	2014
	(Millions)
Operating Activities
Net income (loss)	$38	$(114)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	443	422
Deferred income tax provision (benefit)	(17)	(78)
Provision for impairment of properties and equipment (including certain exploration expenses)	26	66
Amortization of stock-based awards	20	17
(Gain) loss on sales of international interests and domestic assets	(318)	195
Cash provided (used) by operating assets and liabilities:
Accounts receivable	176	34
Inventories	(2)	(9)
Margin deposits and customer margin deposits payable	21	(26)
Other current assets	(4)	15
Accounts payable	(145)	1
Accrued and other current liabilities	(33)	(20)
Changes in current and noncurrent derivative assets and liabilities	233	27
Other, including changes in other noncurrent assets and liabilities	(8)	(10)

Net cash provided by operating activities	430	520

Investing Activities
Capital expenditures (a)	(679)	(728)
Proceeds from sale of international interests and domestic assets	772	338
Other	2	(5)

Net cash provided by (used in) investing activities	95	(395)

Financing Activities
Proceeds from common stock	2	12
Borrowings on credit facility	181	904
Payments on credit facility	(461)	(1,024)
Other	—	(6)

Net cash provided by (used in) financing activities	(278)	(114)

Net increase (decrease) in cash and cash equivalents	247	11
Effect of exchange rate changes on cash and cash equivalents	—	(5)
Cash and cash equivalents at beginning of period (b)	70	99

Cash and cash equivalents at end of period	$317	$105

(a) Increase to properties and equipment	$(435)	$(760)
Changes in related accounts payable and accounts receivable	(244)	32

Capital expenditures	$(679)	$(728)

(b) For periods prior to sale, amounts include cash associated with our international operations and represents the difference between amounts reported as cash on the Consolidated Balance Sheet.